EXHIBIT 10.13

Reinstatement Premium Protection

Reinsurance Contract

Effective: June 1, 2026

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

Table of Contents

Article Page

1 Classes of Business Reinsured 1

2 Term 1

3 Special Termination 2

4 Concurrency of Conditions 3

5 Premium and Rate 4

6 Sanctions 4

7 Loss Notices and Settlements 4

8 Late Payments 5

9 Offset (BRMA 36C) 6

10 Access to Records 7

11 Confidentiality 7

12 Errors and Omissions (BRMA 14F) 9

13 Currency 9

14 Taxes 9

15 Federal Excise Tax 9

16 Reserves 9

17 Insolvency 13

18 Arbitration 13

19 Service of Suit 15

20 Governing Law (BRMA 71B) 15

21 Non-Waiver 15

22 Severability 16

23 Notices and Contract Execution 16

24 Intermediary 16

Schedule A

Schedule B

Reinstatement Premium Protection

Reinsurance Contract

Effective: June 1, 2026

entered into by and between

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

(hereinafter referred to as the "Company")

and

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to individually as the "Subscribing Reinsurer"

and collectively as the "Reinsurer")

Classes of Business Reinsured

A. By this Contract the Reinsurer agrees to indemnify the Company for any reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences covered under the First and Second Excess Layers of the Company's Excess Catastrophe Reinsurance Contract, effective June 1, 2026, (reference number 26\C0KT1013, hereinafter referred to as the "Original Contract"), subject to the terms, conditions and limitations set forth herein and in Schedules A and B attached to and forming part of this Contract.

B. The liability of the Reinsurer shall follow that of the Company in every case, including judicial interpretation, policy reformation and regulatory changes, and be subject in all respects to all the general and specific stipulations, clauses, interpretations, waivers, modifications and alterations of the Company's Original Contract.

C. Nothing herein shall in any manner create any obligation or establish any right against the Reinsurer in favor of third parties or any persons not parties to this Contract, except as provided in the Insolvency Article.

Term

A. This Contract shall become effective at 12:01 a.m., Eastern Standard Time, June 1, 2026, with respect to reinstatement premium payable by the Company under the First and Second Excess Layers of the Original Contract as a result of losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Standard Time, June 1, 2027.

B. If this Contract is terminated or expires while a loss occurrence covered under the Original Contract is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Special Termination

A. Notwithstanding the provisions of paragraph A of the Term Article, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system), at the effective time and date of this Contract, has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system), at any time during the term of this Contract, has been reduced by 20.0% or more of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's most recent financial statement filed with regulatory authorities and available to the public as of the effective time and date of this Contract; or

3. Either the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's or the Subscribing Reinsurer's group or holding company's accounting system) experiences a reduction of 20.0% or more during any 12-month period; or

4. The Subscribing Reinsurer's A.M. Best's and/or Standard & Poor's rating has been assigned or downgraded below A-; or

5. The Subscribing Reinsurer has become, or has announced its intention to become, merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

6. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

7. The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision or administration (whether voluntary or involuntary), or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

8. The Subscribing Reinsurer has become involved in a scheme of arrangement or similar proceeding (whether voluntary or involuntary) which enables the Subscribing Reinsurer to settle its claims liabilities, including but not limited to any estimated or undetermined claims liabilities under this Contract, on an accelerated basis; or

9. The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company's prior written consent; or

10. The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

11. The Subscribing Reinsurer has transferred or delegated its claims-paying authority, as respects business subject to this Contract, to an unaffiliated entity; or

12. There is a severance or obstruction of free and unfettered communication and/or normal commercial and/or financial intercourse between the country in which the Company is incorporated or has its principal office and the country in which the Subscribing Reinsurer (or its group or holding company) is incorporated or has its principal office as a result of war, currency regulations, or any circumstances arising out of political, financial or economic emergency; or

13. The Subscribing Reinsurer has failed to comply with the funding requirements set forth in the Reserves Article.

B. In the event any of the circumstances set forth in paragraph A above occur, it is solely at the Company's option to terminate or allow a Subscribing Reinsurer to continue to participate on this Contract.

C. As respects the terminated share of the Subscribing Reinsurer's original share, if a Subscribing Reinsurer's participation under any excess layer is terminated, no future deposit premium installments shall be due the Subscribing Reinsurer for that excess layer on or after the effective date of termination. The Subscribing Reinsurer shall immediately return the unearned portion of any premium paid for any excess layer, and the minimum premium requirements set forth in the Premium and Rate Article for that excess layer shall be waived.

D. The Subscribing Reinsurer shall notify the Company immediately of the occurrence of any of the events set forth in paragraph A above. If the Subscribing Reinsurer fails to provide the Company with such notification, the Company may terminate the Subscribing Reinsurer based on a public announcement or discovery of the occurrence of such event.

Concurrency of Conditions

A. It is agreed that this Contract shall follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Original Contract, which are not inconsistent with the provisions of this Contract.

B. The Company shall advise the Reinsurer of any material changes in the Original Contract which may affect the liability of the Reinsurer under this Contract.

Premium and Rate

A. As premium for each excess layer of reinsurance provided by this Contract, the Company shall pay the Reinsurer the product of the following (or a pro rata portion thereof in the event the term of this Contract is less than 12 months and for purposes of calculating subparagraph 3 below, the term of the Original Contract is a full 12 months):

1. The amount, shown as "Reinstatement Factor" for that excess layer in Schedule B attached hereto; times

2. The Final Adjusted Rate on Line for the corresponding excess layer of the Original Contract; times

3. An amount equal to 100% reinsurance placement percentage under each excess layer of the Original Contract of the final adjusted premium paid by the Company for the corresponding excess layer of the Original Contract.

"Final Adjusted Rate on Line" as used herein shall mean an amount equal to a 100% reinsurance placement percentage under each excess layer of the Original Contract of the final adjusted premium paid by the Company for the corresponding excess layer of the Original Contract divided by the amount, shown as the "Reinsurer's Per Occurrence Limit" for that excess layer under the Original Contract in Schedule A attached hereto.

B. The Company shall pay the Reinsurer an annual deposit premium for each excess layer of the amount, shown as "Deposit Premium" for that excess layer in Schedule B attached hereto, in four equal installments of the amount, shown as "Quarterly Deposit Premium" for that excess layer in Schedule B attached hereto, July 1 and October 1 of 2026, and January 1 and April 1 of 2027.

C. On or before June 1, 2027, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for each excess layer, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company for each such excess layer shall be remitted within 45 days following the expiration of this Contract.

Sanctions

Neither the Company nor any Subscribing Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

Loss Notices and Settlements

A. As respects each excess layer hereunder, whenever losses sustained by the Company appear likely, in the Company's opinion, to result in a claim hereunder, the Company shall notify the Reinsurer.

B. The Company alone and in its sole discretion shall adjust, settle or compromise all claims and losses hereunder.

C. Loss payments, whether made by the Company as a result of adjustment, settlement or compromise, provided they are within the terms of this Contract, shall be binding on the Reinsurer. The Reinsurer shall pay within 10 business days to the Company its share of amounts due upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract. However, any Subscribing Reinsurer that has experienced any of the circumstances set forth in paragraph A of the Special Termination Article shall not be allowed to implement the provisions of this Article against the Company.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party shall pay, any and all costs and expenses, including reasonable attorneys' fees, incurred in connection with the collection or enforcement of any payment obligations of the debtor party, except those costs and expenses the parties are required to share equally pursuant to the Arbitration Article, plus an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365th of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3. The amount past due, including accrued interest.

Interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

Notwithstanding the provisions of subparagraph B(2) above and the immediately preceding sentence, the interest rate for a Runoff Subscribing Reinsurer shall increase by 1.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 12.0%.

C. If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract, and such payments shall be deemed overdue 30 days past the provided due date. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment. Such payments shall be deemed overdue 30 days past the provided due date.

2. Any claim or loss payment due the Company hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest shall accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs D(1) and D(2) above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F. Interest charges arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Offset(BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Access to Records

A. By giving the Company 15 days of prior notice, the Reinsurer or its designated representatives shall have access at any reasonable time to underwriting, claims and accounting files of the Company which pertain in any way to this Contract. However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company, nor shall any right of access be construed to allow the Reinsurer the right to delay or withhold payment for any undisputed losses which shall fall due hereunder.. "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments are disputed.

B. Prior to the access and review by the Reinsurer of certain books and records, the Company may redact names and any other information the Company, in its sole judgment, considers proprietary and any information the Company is required by law or regulation to redact.

Confidentiality

A. The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract, including all information obtained through any audits and any claims information between the Company and the Reinsurer, and any submission or other materials relating to any renewal (hereinafter referred to as "confidential information") are proprietary and confidential to the Company.

B. Except as provided for in paragraph C below, the Reinsurer shall not disclose any confidential information to any third parties, including but not limited to the Reinsurer's subsidiaries and affiliates, other insurance companies and their subsidiaries and affiliates, underwriting agencies, research organizations, any unaffiliated entity engaged in modeling insurance or reinsurance data, and statistical rating organizations.

C. Confidential information may be used by the Reinsurer only in connection with the performance of its obligations or enforcement of its rights under this Contract and shall only be disclosed when required by (1) retrocessionaires subject to the business ceded to this Contract, (2) regulators performing an audit of the Reinsurer's records and/or financial condition, (3) external auditors performing an audit of the Reinsurer's records in the normal course of business, (4) the Reinsurer's legal counsel, or (5) subsidiaries or affiliates of the Reinsurer that assist in underwriting or administrative obligations directly related to this Contract (however, this subparagraph 5 shall not include subsidiaries or affiliates in competition with the Company); provided that the Reinsurer advises such parties of the confidential nature of the confidential information and their obligation to maintain its confidentiality. The Company may require that any third-party representatives of the Reinsurer agree, in writing, to be bound by this Confidentiality Article or by a separate written confidentiality agreement, containing terms no less stringent than those set forth in this Article. If a third-party representative of the Reinsurer is not bound, in writing, by this Confidentiality Article or by a separate written confidentiality agreement, the Reinsurer shall be responsible for any breach of this provision by such third-party representative of the Reinsurer.

D. Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the confidential information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure, to the extent legally permissible, and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

E. Any disclosure of personally identifiable information shall comply with all applicable statutes and regulations governing the disclosure of personally identifiable information that apply by law to the parties of this Contract. "Personally identifiable information" shall be defined as this term or a similar term is defined in any applicable state, provincial, territory, federal or international law. Disclosing or using this information for any purpose not authorized by applicable law is expressly forbidden without the prior consent of the Company.

F. The parties agree that any information subject to privilege, including the attorney-client privilege or attorney work product doctrine(collectively "privilege") shall not be disclosed to the Reinsurer until, in the Company's opinion, such privilege is deemed to be waived or otherwise compromised by virtue of its disclosure pursuant to this Contract. Furthermore, the Reinsurer shall not assert that any privilege otherwise applicable to the confidential information has been waived or otherwise compromised by virtue of its disclosure pursuant to this Contract.

G. The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

H. If confidential information is acquired by or made available to an unauthorized third party due to a Subscribing Reinsurer's breach of this Article, the following shall apply:

1. The Subscribing Reinsurer shall notify the Company immediately in writing. However, with respect to personally identifiable information acquired by or made available to an unauthorized third party due to a Subscribing Reinsurer's breach of this Article, that Subscribing Reinsurer shall notify the Company that such a breach has occurred in compliance with any applicable laws and regulations that apply by law to the parties to this Contract. A Subscribing Reinsurer shall indemnify the Company for any and all losses, claims, fines, and expenses, including but not limited to attorneys' fees and costs and credit monitoring expenses, incurred by the Company as a result of that Subscribing Reinsurer's breach of this Article.

2. The Company may, at its option, seek relief by forgoing arbitration as provided in this Contract and bringing an action in any court of competent jurisdiction. The Subscribing Reinsurer acknowledges that any such unauthorized disclosure of confidential information may cause irreparable harm to the Company, and the Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction. The court or other tribunal may award damages, costs and expenses, including reasonable attorneys' fees and other expenses, and any other remedies available under the law due to that Subscribing Reinsurer's breach of this Article.

Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Currency

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, it shall be construed to mean United States Dollars, and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Taxes

In consideration of the terms under which this Contract is issued, the Company shall not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.

Federal Excise Tax

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer shall deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Reserves

A. The Subscribing Reinsurer agrees to fund 100% of its share of the Company's ceded United States unearned premium, if any, all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer, and/or outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the First and Second Excess Layers of the Original Contract but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premium due under the First and Second Excess Layers of the Original Contract, if any) (hereinafter the "Subscribing Reinsurer's United States obligations") by:

1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2. Trust accounts established solely for the benefit of the Company; and/or

3. Cash advances;

if the Subscribing Reinsurer:

1. As of the inception of this Contract (irrespective of any certification date that may be backdated) or during the term of the Contract or thereafter, is unauthorized in any state of the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves; or

2. Is not domiciled in the United States of America or its territories or possessions, and has become certified, authorized, trusteed, accepted, approved or qualified in any state of the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves; or

3. Is a Runoff Subscribing Reinsurer; or

4. Has its A.M. Best's and/or Standard & Poor's Financial Strength Rating suspended or withdrawn or assigned or downgraded below A-.

Notwithstanding the provisions above, if the Subscribing Reinsurer became authorized, trusteed, accepted, approved or qualified in any state of the United States of America, any of its territories or possessions, or the District of Columbia having jurisdiction over the Company's reserves before January 1, 2010, then the Subscribing Reinsurer may provide funding via a multi-beneficiary trust amounting to 100% of the Subscribing Reinsurer's United States obligations, and such funding shall be deemed to satisfy the funding requirements under this Article. Any funding in a multi-beneficiary trust shall include an amount of incurred but not reported loss reserves as calculated by the Company.

Notwithstanding the provisions of the Arbitration Article, if a Runoff Subscribing Reinsurer fails to fund its share of the Subscribing Reinsurer's United States obligations under this Contract as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

B. The Subscribing Reinsurer shall fund 120% of its share of the Company's ceded Canadian unearned premium, if any, all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer, and/or outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the First and Second Excess Layers of the Original Contract but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premium due under the First and Second Excess Layers of the Original Contract, if any) (hereinafter the "Subscribing Reinsurer's Canadian obligations") by:

1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a

Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

2. Cash advances for the remaining balance of the funding required;

if the Subscribing Reinsurer:

1. Is unauthorized in any province or jurisdiction of Canada and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2. Is a Runoff Subscribing Reinsurer; or

3. Has its A.M. Best's and/or Standard & Poor's Financial Strength Rating suspended or withdrawn or assigned or downgraded below A-.

The Subscribing Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the Company and the insurance regulatory authorities involved.

Notwithstanding the provisions of the Arbitration Article, if a Runoff Subscribing Reinsurer fails to fund its share of the Subscribing Reinsurer's Canadian obligations under this Contract as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

C. With regard to funding in whole or in part by letters of credit, each letter of credit shall be in a form acceptable to insurance regulatory authorities involved, shall be issued for a term of at least one year and shall include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. Notwithstanding anything to the contrary in this Contract, said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Subscribing Reinsurer, but only for one or more of the following purposes:

1. To reimburse the Company for the Subscribing Reinsurer's share of unearned premiums, if any, returned to insureds on account of policy cancellations, unless paid in cash by the Subscribing Reinsurer;

2. To reimburse the Company for the Subscribing Reinsurer's share of reinstatement premiums paid by the Company under the First and Second Excess Layers of the Original Contract, unless paid in cash by the Subscribing Reinsurer;

3. To reimburse the Company for the Subscribing Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Subscribing Reinsurer;

4. To fund a cash account in an amount equal to the Subscribing Reinsurer's United States obligations and/or the Subscribing Reinsurer's Canadian obligations funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Subscribing Reinsurer 10 days prior to its expiration date;

5. To refund to the Subscribing Reinsurer any sum in excess of the actual amount required to fund the Subscribing Reinsurer's United States obligations and/or the Subscribing Reinsurer's Canadian obligations, if so requested by the Subscribing Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(2) or C(4) above, or in the case of C(3) above, the actual amount determined to be due, the Company shall promptly return to the Subscribing Reinsurer the excess amount so drawn.

D. At annual intervals, or more frequently as determined by the Company (but never more frequently than quarterly), the Company shall prepare a specific statement, for the sole purpose of amending the respective letters of credit, of the Subscribing Reinsurer's United States obligations and/or the Subscribing Reinsurer's Canadian obligations. Amendments shall be made to said letters of credit in accordance with the following:

1. If the statement shows that the Subscribing Reinsurer's United States obligations exceed the balance of credit applicable thereto as of the statement date, and/or if the statement shows that the portion of the Subscribing Reinsurer's Canadian obligations which the Subscribing Reinsurer has elected to fund by letter of credit, if any, exceeds the balance of credit applicable thereto as of the statement date, the Subscribing Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment or amendments of the respective letters of credit increasing the amount of credit by the amount of the applicable difference.

2. If, however, the statement shows that the Subscribing Reinsurer's United States obligations are less than the balance of credit applicable thereto as of the statement date, and/or if the statement shows that the portion of Subscribing Reinsurer's Canadian obligations which the Subscribing Reinsurer has elected to fund by letter of credit, if any, is less than the balance of credit applicable thereto as of the statement date, the Company shall, within 30 days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment or amendments to the respective letters of credit reducing the amount of credit available by the amount of the applicable excess credit.

F. Notwithstanding any other provision of this Article, as respects a Subscribing Reinsurer that is a Reciprocal Jurisdiction Reinsurer, the Subscribing Reinsurer agrees to provide collateral for 100% of the Subscribing Reinsurer’s obligations under this Contract, if the Subscribing Reinsurer resists enforcement of a final judgment that is enforceable under the law of the jurisdiction in which it was obtained or a properly enforceable arbitration or arbitral award, whether obtained by the Company or by its legal successor on behalf of its resolution estate, if applicable.

Further, with respect to Certain Underwriting Members of Lloyd's, this Contract does not constitute an American Reinsurance Policy as defined under the Lloyd’s US Situs Credit for Reinsurance Trust Deed or the Lloyd’s American Credit for Reinsurance Joint Asset Trust Deed. Therefore, the Company does not have recourse to those trust funds with respect to this Contract.

Insolvency

A. This Article shall apply severally to each reinsured company referenced within the definition of "Company" in this Contract. Further, this Article and the laws of the domiciliary jurisdiction shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary jurisdiction of any company intended to be covered hereunder, that domiciliary jurisdiction's laws shall prevail.

B. In the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. However, the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C. Where two or more Subscribing Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

D. In the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, such dispute or difference of opinion shall be submitted to arbitration. One arbiter shall be chosen by the Company, the other by the Reinsurer, and an umpire shall be chosen by the two arbiters before they enter upon arbitration, all of whom shall be disinterested active or former officials or experienced individuals who have operated in, or been involved in, business placed in the United States insurance or reinsurance industry for at least 10 years. In the event that either party should fail to choose an arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two arbiters who shall in turn choose an umpire before entering upon arbitration. If the two arbiters fail to agree upon the selection of an umpire within 30 days following their appointment, the two arbiters shall request the American Arbitration Association to appoint the umpire. If the American Arbitration Association fails to appoint the umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the umpire. Notwithstanding the above, in the event the dispute or difference of opinion involves a Runoff Subscribing Reinsurer, the Company may, at its option, choose to forgo arbitration and may bring an action in any court of competent jurisdiction. Such court shall award costs and expenses, including reasonable attorneys' fees and other expenses, if the Company prevails in such action.

B. Each party shall present its case to the arbiters within 30 days following the date of appointment of the umpire. The arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the arbiters shall be final and binding on both parties; but failing to agree, they shall call in the umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the arbiters may be entered in any court of competent jurisdiction. The arbiters may award costs and expenses, including reasonable attorneys' fees and other expenses.

C. If more than one Subscribing Reinsurer is involved in the same dispute, all such Subscribing Reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such Subscribing Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Subscribing Reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own arbiter, and shall jointly and equally bear with the other the expense of the umpire and of the arbitration. In the event that the two arbiters are chosen by one party, as above provided, the expense of the arbiters, the umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

F. In the event the dispute or difference of opinion involves a Runoff Subscribing Reinsurer and the Company prevails in the arbitration, the arbiters shall conduct a bad-faith assessment in accordance with applicable law as soon as practicable after their decision. The arbiters shall award any necessary and legally permissible punitive damages to the Company.

Service of Suit

(Applicable if the Subscribing Reinsurer is not domiciled in the United States of America, and/or is not authorized in any state, territory or district of the United States where authorization is required by insurance regulatory authorities)

A. This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B. In the event the Subscribing Reinsurer fails to perform its obligations hereunder, the Subscribing Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Subscribing Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Subscribing Reinsurer, once the appropriate Court is accepted by the Subscribing Reinsurer or is determined by removal, transfer or otherwise, as provided for above, shall comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, shall abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Subscribing Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Non-Waiver

The failure of the Company to insist on compliance with this Contract or to exercise any right, remedy or option hereunder shall not: (1) constitute a waiver of any rights contained in this Contract, (2) prevent the Company from thereafter demanding full and complete compliance, (3) prevent the Company from exercising such remedy in the future, nor (4) affect the validity of this Contract or any part thereof.

Severability

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any jurisdiction, regulatory body or court, such provision shall be considered void in such jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Notices and Contract Execution

A. Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B. The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1. Paper documents with an original ink signature;

2. Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3. Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract.

Intermediary

Aon Re, Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract shall be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company has caused this Contract to be executed by its duly authorized representatives, who also confirm the Company's review of and agreement to be bound by the terms and conditions of the Interests and Liabilities Agreements attached to and forming part of this Contract, as of the date specified below:

This ________________ day of ____________________________ in the year ____________.

CORE Risk Managers, LLC as Attorney-In-Fact for Condo Owners Reciprocal Exchange

_______________________________________________________

This ________________ day of ____________________________ in the year ____________.

Tailrow Risk Managers, LLC as Attorney-In-Fact for Tailrow Insurance Exchange

_______________________________________________________

This ________________ day of ____________________________ in the year ____________.

Homeowners Choice Property & Casualty Insurance Company, Inc.

_______________________________________________________

Schedule A

Property Catastrophe

Excess of Loss

Reinsurance Contract

Effective: June 1, 2026

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

(hereinafter referred to as the "Company")

	First Excess	Second Excess

Company's Retention	$15,000,000	$100,000,000

Reinsurer's Per Occurrence Limit	$85,000,000	$100,000,000

Reinsurer's Term Limit	$170,000,000	$200,000,000

Minimum Premium	[REDACTED]	[REDACTED]

Premium Rate	[REDACTED]	[REDACTED]

Deposit Premium	[REDACTED]	[REDACTED]

Quarterly Deposit Premium	[REDACTED]	[REDACTED]

Schedule A

Schedule B

Reinstatement Premium Protection

Reinsurance Contract

Effective: June 1, 2026

Condo Owners Reciprocal Exchange

and

Tailrow Insurance Exchange

and

Homeowners Choice Property & Casualty Insurance Company, Inc.

all of Tampa, Florida

(hereinafter referred to as the "Company")

	First Excess	Second Excess

Reinstatement Factor	[REDACTED]	[REDACTED]

Annual Deposit Premium	[REDACTED]	[REDACTED]

Quarterly Deposit Premium	[REDACTED]	[REDACTED]

The figures listed above for each excess layer shall apply to each Subscribing Reinsurer in the percentage share for that excess layer as expressed in its Interests and Liabilities Agreement attached hereto.

Schedule B